Exhibit (h)(ii)(a)

TRANSFER AGENCY AND SERVICES AGREEMENT

SCHEDULE A

Listing of Trusts/Portfolios

(as of January 6, 2020)

Syntax ETF Trust

Syntax Stratified LargeCap ETF

Syntax Stratified MidCap ETF

Syntax Stratified SmallCap ETF